Exhibit 99.7

May 1, 2023

U.S. Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

We have read the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Change in Certifying Accountant” of the Registration Statement on Form F-1 to be filed by NaaS Technology Inc. on May 1, 2023, and we agree with the statements contained therein insofar as they relate to our Firm. We are not in a position to agree or disagree with other statements of NaaS Technology Inc. contained therein.

Very truly yours,

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Certified Public Accountants

Hong Kong, May 1, 2023